EXHIBIT 10.14.1

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

This Amendment No. 1 to Employment Agreement (“Amendment No. 1”) is made as of February 15, 2002 by and between Chart Industries, Inc., a Delaware corporation (the “Company”), and James R. Sadowski (the “Executive”).

WHEREAS, the Compensation Subcommittee of the Board of Directors has determined that a modification of the Employment Agreement dated as of January 24, 2001 by and between the Company and the Executive (the “Agreement”), which harmonizes the definition of the term “change in control” contained therein with the definitions of such term included in other executive agreements of the Company, is appropriate in order to ensure the continued dedication of the Executive to the Company, notwithstanding the possibility, threat or occurrence of a change of control of the Company; and

WHEREAS, the Compensation Subcommittee has caused the Company to prepare this Amendment No. 1 to reflect such modification.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1.  Definition of Change in Control.    Section 3(e) of the Agreement is hereby amended and restated to provide in its entirety as follows:

(e) The term “change in control” shall mean the occurrence at any time of any of the following events:

i)  The Company is merged or consolidated or reorganized into or with another corporation or other legal person or entity, other than a Related Person, and as a result of such merger, consolidation or reorganization less than 60% of the combined voting power of the then–outstanding securities of such corporation, person or entity immediately after such transaction is held in the aggregate by the holders of Voting Stock immediately prior to such transaction;

ii)  The Company sells or otherwise transfers all or substantially all of its assets to any other corporation or other legal person or entity, other than a Related Person, and less than 60% of the combined voting power of the then–outstanding securities of such corporation, person or entity immediately after such sale or transfer is held in the aggregate by the holders of Voting Stock immediately prior to such sale or transfer;

iii)  There is a report filed on Schedule 13D or Schedule TO (or any successor schedule, form or report), each as promulgated pursuant to the Exchange Act, disclosing that any person (as the term “person” is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) other than a Related Person has become the beneficial owner (as the term “beneficial owner” is defined under Rule l3d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities representing 40% or more of the Voting Power;

iv)  The Company files a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) that a change in control of the Company has or may have occurred or will or may occur in the future pursuant to any then-existing contract or transaction other than a contract or transaction with a Related Person; or

v)  If during any period of two consecutive years, individuals, who at the beginning of any such period, constitute the Directors cease for any reason to constitute at least a majority thereof, unless the nomination for election by the Company’s shareholders of each new Director was approved by a vote of at least a majority of the Directors then in office who were Directors at the beginning of any such period.

Notwithstanding the foregoing provisions of paragraphs (iii) and (iv) of this definition, a “change in control” shall not be deemed to have occurred for purposes of this Agreement (A) solely because (1) the Company, (2) a Related Person, (3) a Subsidiary, or (4) any Company–sponsored employee stock ownership plan or other employee benefit plan of the Company or any Subsidiary, or any entity holding shares of Voting Stock for or pursuant to the terms of any such plan, either files or becomes obligated to file a report or proxy statement under or in response to Schedule 13D, Schedule TO, Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) under the Exchange Act, disclosing beneficial ownership by it of shares of Voting Stock or because the Company reports that a change in control of the Company has or may have occurred or will or may occur in the future by reason of such beneficial ownership, (B) solely because the Company or any other person, group or entity directly involved in the restructuring of the Company’s capital and debt arrangements related to the Company’s Credit Agreement, dated as of April 12, 1999, as amended, either files or becomes obligated to file a report on Schedule 13D, Schedule TO, Form 8-K or Schedule 14A (or any successor schedule, form or report) under the Exchange Act, disclosing beneficial ownership by it of shares of Voting Stock acquired from the Company in connection with such restructuring or because the Company reports that a change in control of the Company has or may have occurred or will or may occur in the future by reason of such transaction, but only if both (1) the transaction giving rise to such filing or obligation is approved in advance of consummation thereof by the Company’s Board of Directors and (2) at least a majority of the Voting Power immediately after such transaction is held in the aggregate by the holders of Voting Stock immediately prior to such transaction, or (C) solely because of a change in control of any Subsidiary.

As used in this Section 3(e), the following capitalized terms shall have the following meanings:

“Director” means a member of the Board of Directors of the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.

“Related Person” means (i) Arthur S. Holmes (ii) Charles S. Holmes, (iii) any person, group or entity controlled directly, or indirectly through one or more intermediaries, by Arthur S. Holmes or Charles S. Holmes or both of them, and (iv) any of the foregoing acting alone or in concert.

“Subsidiary” means a corporation, company or other entity (i) more than 50 percent of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture or unincorporated association), but more than 50 percent of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company.

“Voting Power” means, at any time, the total votes relating to the then–outstanding securities entitled to vote generally in the election of Directors.

“Voting Stock” means, at any time, the then–outstanding securities entitled to vote generally in the election of Directors.

2.  No Other Provision Modified.    Except as modified by Section 1 hereof, all other provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 as of the day and year first above written.

CHART INDUSTRIES, INC.

By:	/s/ ARTHUR S. HOLMES
Arthur S. Holmes Chairman and Chief Executive Officer

/s/ JAMES R. SADOWSKI
James R. Sadowski (“Executive”)

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